Exhibit 10.28

Certain identified information has been excluded… because it is both not material and is the type of information the registrant treats as private or confidential. Redactions are indicated by [***].

WAREHOUSE AND LOGISTICS SERVICES AGREEMENT

THIS WAREHOUSE AND LOGISTICS SERVICES AGREEMENT (this “Agreement”, dated as of July 31, 2024, and effective as of August 1, 2024 (the “Effective Date”), is entered into between [***], a New Jersey limited liability company (the “Warehouse Operator”), and Maison Thomas (“Customer”, and together with Warehouse Operator, the “Parties”, and each, a “Party”).

WHEREAS, FDL operates temperature-controlled warehouses located in the state of New Jersey for customers in the wine, spirits, and cheese industry, and also provides related logistics services for such customers, including delivery by temperature-controlled trucks to certain locations within New Jersey and New York;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein after set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Provision of Storage, Delivery and Related Services.

(a)     Warehouse Operator shall provide warehousing, storage, handling, delivery and related services described on Schedule A to this Agreement (collectively the “Services”) for cases of wine, spirits, and other products acceptable to Warehouse Operator which are tendered for storage by Customer from time to time under this Agreement (the “Goods”) on behalf of Customer.

(b)     If Warehouse Operator provides additional services, including any special handling services not set forth on Schedule A, it shall provide them (i) for additional fees to be mutually agreed upon by Warehouse Operator and Customer and (ii) solely as agent for Customer, and no as a bailee or warehouseman.

(c)     Customer acknowledges that Warehouse Operator will only issue non-negotiable warehouse receipts.

(d)     Warehouse Operator shall store the Goods at Warehouse Operator’s warehouse location identified in the warehouse receipt issued by Warehouse Operator for such Goods (the “Warehouse”). Storage shall be in a fully temperature-controlled facility (between fifty-five degrees (55°) and sixty-five degrees (65°) Fahrenheit at all times).

(e)     Delivery services shall be performed in temperature-controlled trucks. Delivery services are limited to the geographic areas within the states of New York and New Jersey specified on Schedule A.

(f)     The terms and conditions of this Agreement, together with the quotations, terms and conditions contained in any warehouse receipts issued by Warehouse Operator for the Goods stored under this Agreement, constitute the sole and entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(g)     The Parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any warehouse receipt issued to Customer in connection with the Goods, the terms and conditions of this Agreement shall supersede and control.

2.       Tender of Goods for Storage.

(a)     Customer represents and warrants that it is the owner or has lawful possession of the Goods and all right and authority to store them with Warehouse Operator and thereafter direct the release and/or delivery of the Goods.

(b)     Warehouse Operator represents and warrants that it is duly licensed and has the experience to perform the Services set forth in the Schedules attached hereto in the various States set forth herein.

(c)     Customer shall (i) tender any Goods for storage only during Warehouse Operator’s posted business hours; (ii) tender all Goods to the Warehouse Operator properly marked and packed for storage and handling; (iii) provide Warehouse Operator with information concerning the Goods that is accurate, complete and sufficient to allow Warehouse Operator to comply with all laws and regulations concerning the storage, handling, processing, and transportation of the Goods; and (iv) furnish at or prior to tender of the Goods for storage a manifest in a form approved by Warehouse Operator listing any categories of Goods, brands or sizes to be separately kept and accounted for, and the types of storage and other services requested . Except as otherwise specified by Customer, Goods may be stored in bulk or in assorted lots, at the discretion of Warehouse Operator.

(d)     Warehouse Operator may refuse to accept any goods for storage other than cases of wine, spirits or cheese. Before tendering Goods that require specialized handling or which are dangerous or hazardous, Customer shall identify such goods and special handling requirements to Warehouse Operator in writing and Warehouse Operator may decline to store such goods Customer is solely responsible for providing complete and accurate handling and storage instructions for any nonconforming Goods, including any applicable safety procedures. If Warehouse Operator accepts any such nonconforming goods for storage, Customer agrees to rates and charges as may be assigned and invoiced by Warehouse Operator as well as all terms and conditions of this Agreement.

(e)    For all Goods shipped to the Warehouse, Customer shall ensure that the bill of lading or other contract of carriage (“Transportation Contract”) as well as all declarations to government regulatory agencies (i) identify Customer as the named consignee, in care of Warehouse Operator, and (ii) do not identify Warehouse Operator as the consignee. If any Goods are shipped to the Warehouse naming Warehouse Operator as named consignee on the Transportation Contract, Customer shall promptly notify the carrier in writing that Warehouse Operator is (i) the “in care of party” only and (ii) does not have any beneficial title or interest in the Goods. Warehouse Operator may refuse to accept any Goods tendered for storage in violation of this provision, and shall not be liable for any loss or damage to, or mis-consignment of, such Goods.

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3.       Release and Delivery of Goods.

(a)     Customer shall provide Warehouse Operator written instructions via fax or electronic transmission (each, a “Delivery Order”) if it desires to order any Goods released from the Warehouse, including any deliveries to be made by Warehouse Operator to Customer’s designee. Delivery Orders are not effective until delivered to and accepted by Warehouse Operator Delivery Orders must be received by 4:30 pm local time for next day pick-up or delivery. Subject to receipt of such Delivery Order, Warehouse Operator shall release or deliver the requested Goods to Customer or its designee. Warehouse Operator reserves the right not to deliver or transfer Goods to or for the account of others except upon receipt of a Delivery Order from any authorized personnel of Customer.

(b)     Warehouse Operator shall not be obligated to honor or accept any telephone orders for delivery from Customer.

(c)     Warehouse Operator shall have twenty-four (24) hours (business day to business day) to make delivery after Goods are ordered out and, in the case of misplaced Goods, shall have a minimum of ten (10) business days after receipt of a Delivery Order in which to locate any misplaced Goods, and will notify Customer within such ten (10) business day period as to whether the misplaced Goods have been located.

(d)     Warehouse Operator may without liability rely on any information contained in any Delivery Order or other written communication from Customer. Customer shall be responsible for all shipping, handling and other charges assessed by carriers and/or third parties in connection with the delivery and/or other shipment of the Goods by carriers and/or third parties.

(e)     All instructions and requests for delivery of Goods or transfer or title are received subject to satisfaction of all charges, liens and security interests of Warehouse Operator with respect to the Goods to be delivered or transferred, whether for accrued charges or advances.

(f)      Warehouse Operator may require, as a condition precedent to delivery, a statement from Customer holding Warehouse Operator harmless from claims of others asserting a superior right to that of Customer to possession of the Goods. Nothing herein shall preclude Warehouse Operator from exercising any other remedy available to it under law to resolve conflicting claims to possession of the Goods.

4.      Transfer of Goods. Warehouse Operator may move, upon notice to Customer, any Goods in storage from the Warehouse to any other warehouse facilities owned or leased by Warehouse Operator. Warehouse Operator may, without notice, move any or all of the Goods from one location within such Warehouse or other warehouse in which the Goods are stored to another location within the same facility.

5.     Warehouse Lien. Warehouse Operator shall have a lien on the Goods and upon the proceeds from the sale thereof to secure Customer’s payment of all fees, charges and expenses hereunder in connection with the storage, transportation, preservation, and handling of the Goods as well as for like charges and expenses in relation to any other goods whenever deposited with Warehouse Operator by Customer. Warehouse Operator may enforce this lien at any time including by selling all or any part of the Goods in accordance with applicable law, except to the extent there is a bona fide dispute regarding any unpaid invoice in question.

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6.       Storage, Handling and Delivery Charges; Minimum Annual Delivery Commitment.

(a)     Customer shall pay the storage, handling and delivery charges and service fees at the rates set forth on Schedule A, subject to adjustment as set forth below in Sections 6(e), 6(g) and 6(h). Delivery rates are subject to a transportation surcharge (currently 19%) which is subject to increase or decrease from time to time based on market conditions as reasonably determined by the Warehouse Operator (including, without limitation, any changes in fuel prices, tolls and other fees and any “congestion pricing” fees that may become applicable within Manhattan or any other location in which the Warehouse Operator makes deliveries for Customer) and consistent with industry standards.

(b)     Storage charges commence upon the date that Warehouse Operator accepts care, custody and control of the Goods, regardless of unloading date or date a warehouse receipt is issued. All Goods are stored on a month-to-month basis, and the storage month is a calendar month, Storage rates are quoted on a “split month” basis, as follows: (i) a full month’s storage charge will apply to all Goods received between the first and the 15th, inclusive, of a calendar month; (ii) one- half month’s storage charge will apply to all Goods received between the 16th and next-to-last day, inclusive, of a calendar month; (iii) no initial month storage charge will apply to all Goods received on the last day of a calendar month; and (iv) a full month’s storage charge will apply to all Goods in storage on the first day of a calendar month.

(c)     Handling and delivery charges cover only (i) the ordinary labor and duties incidental to receiving unitized Goods on pallets at the warehouse dock during normal warehouse hours, including loading and unloading, and (ii) the ordinary labor and duties incidental to delivering the Goods, palletized or un-palletized in case pack or other base units of measure, as specified in the instructions of Customer, to Customer’s customers. Such handling and delivery charges will be at the rates specified in Schedule A attached hereto. Any additional handling work performed by Warehouse Operator will be at the rates specified in Schedule A attached hereto. When Goods are ordered out in quantities less than the quantity received, Warehouse Operator may make an additional charge for each order or each item of an order in accordance with the rates specified in Schedule A attached hereto. Delivery by Warehouse Operator of less than all units of any lot shall be made without subsequent sorting, except by special arrangement and subject to an additional charge at the rates specified in Schedule A attached hereto. Any work to pick and move stored Goods at a Warehouse for loading and dispatch on trucks operated or engaged by Customer as a result of the removal of stored Goods from a Warehouse in connection with any termination of this Agreement shall be subject to charges at normal pick rates.

(d)     Warehouse Operator shall not be liable for any demurrage or detention, any delays in unloading inbound cars, trailers or other containers, or any delays in obtaining and loading cars, trailers, or other containers for outbound shipment unless Warehouse Operator has failed to exercise reasonable care.

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(e)     Subject to Sections 6(g) and 6(h) below, (i) the rates specified on Schedule A shall remain fixed through the first anniversary of the Effective Date and (ii) on each anniversary of the Effective Date, such rates will be increased by the Index Change (as hereinafter defined) for the applicable month and remain fixed for the succeeding one year period, and in each case, such revised rates shall be deemed to be incorporated into Schedule A. In the event market conditions require revised rates to increase more than the Index Change on any anniversary of the Effective Date, at any time during the term of this Agreement, Warehouse Operator will notify Customer in writing of such rates, and Customer will have a period of one hundred and twenty days (120) days from such notice to assess the market for other options, after which 120 days such revised rates shall become effective and deemed to be incorporated into Schedule A, unless Customer exercised its right to terminate this Agreement as set forth at Section 12 hereof. “Index Change” shall mean for any month in which an anniversary of the Effective Date occurs, the twelve month change (expressed as a percentage) in the “all items” index portion of the United States Department of Labor Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) for the region New York - Newark - Jersey City (published at bls.gov); provided that if such index is no longer published, there shall be substituted therefor the index of consumer prices in such region most closely comparable to such index, after making such adjustments as may be prescribed by the agency publishing same or as otherwise may be required to compensate for changes subsequent to the date of this Agreement in items included or the method of compilation thereof.

(f)     All charges are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Customer. Customer shall be responsible for all such charges, costs, and taxes.

(g)     The storage, handling and delivery rates set forth on Schedule A (subject to increase as set forth in Section 6(e)) are based on the service profile submitted by Customer reflecting Customer’s expected mix of delivery locations, mix of FDL delivery (using Warehouse Operator’s trucks) and LTL delivery (using third party trucks) and other services. In the event that Customer’s actual mix of delivery locations and other services materially deviates from such profile during any calendar year (as reasonably determined by Warehouse Operator), Warehouse Operator may revise its storage, handling and delivery rates during January of the following calendar year, and such revised rates shall be deemed to be incorporated into Schedule A, Schedule B and Schedule C.

(h)     In consideration of Warehouse Operator’s willingness to fix its storage, handling and delivery rates for the term of this Agreement as set forth on Schedule A (subject to increase as set forth in Section 6(e)), Customer hereby commits to using Warehouse Operator to store a minimum number of cases of wine per month during each of the calendar years during the term of this Agreement beginning with the calendar year 2024, which shall be (i) 45,000 cases of wine and spirits per month during each of the calendar years 2024 and 2025 (with 2024 minimum number of cases being prorated to commence upon the date Customer sends Goods to Warehouse Operator for storage, if such date is after January 1, 2024) and (ii) 30,000 cases of wine and spirits per month during each of the calendar years 2025 and subsequent calendar years through the term of this Agreement. In the event that Customer’s actual delivery quantities under this Agreement for any such calendar year are less than such minimum amount, Warehouse Operator may revise its storage, handling and delivery rates during January of the following calendar year, and such revised rates shall be deemed to be incorporated into Schedule A.

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7.       Payment Terms.

(a)     Storage charges for each storage period shall be invoiced to Customer in advance for (i) the initial month or partial month on the first day of storage and (ii) each succeeding month on the first day of such month. Handling, delivery and other charges and advances will be invoiced on a weekly basis. All charges and advances shall be due and payable within 30 days from the date of the invoice; provided that charges and advances related to an entire lot of Goods shall be due and payable at the time the entire lot of Goods is removed from storage.

(b)    Customer shall pay interest on all late payments at the rate of 1.5% per month calculated from the date due until paid in full, except to the extent there is a bona fide dispute regarding any unpaid invoice in question. Customer shall reimburse Warehouse Operator for all costs incurred in collecting any late payments, including, without limitation, reasonable attorneys’ fees after notice of default sent to Customer and failure to pay within three business days from the date of notice is received, except to the extent there is a bona fide dispute regarding any unpaid invoice in question.

(c)     In addition to all other remedies available under this Agreement or at law (which Warehouse Operator does not waive by the exercise of any rights hereunder), Warehouse Operator shall be entitled to suspend the release of any Goods or cease performance of any Services if Customer fails to pay any amounts when due hereunder and such failure continues for ten (10) days following written notice thereof unless Customer disputes the charges in good faith based upon a legitimate issue in the Services provided by Warehouse Operator.

(d)     If Warehouse Operator reasonably determines, based on publicly available information, that Customer’s financial condition or creditworthiness is inadequate or unsatisfactory with notice to Customer and opportunity for Customer to provide a response to this claim of inadequate creditworthiness, then in addition to Warehouse Operator’s other rights, it may without liability or penalty (i) accelerate all amounts due hereunder and (ii) modify the payment terms, including requiring Customer to make advance payment of all storage charges prior to release or delivery of Goods from storage.

8.     Deposit. Warehouse Operator may require Customer to make a deposit at the time of execution of this Agreement to secure payment of any charges, advances or other obligations under this Agreement, which shall be set forth on Schedule A. Warehouse Operator may, at its option, apply such deposit against any such unpaid charges, advances or other obligations. Any unapplied portion of such deposit remaining following termination of this Agreement shall bel refunded to Customer within thirty (30) days of termination of this Agreement.

9.     Limited Warranty.

(a)    Warehouse Operator shall be liable for any loss or damage to the Goods tendered, stored, or handled, however caused, unless such loss or damage resulted from (i) any packing failure of Customer’s product or (ii) fire or other casualty for which Customer is required to provide contents insurance coverage as provided in Section 11.

(b)    Warehouse Operator agrees that Warehouse Operator’s duty of care extends to providing a sprinkler system at the Warehouse.

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(c)     Unless specifically agree to in writing, Warehouse Operator shall not be required to store Goods in a humidity-controlled environment.

(d)     Warehouse Operator shall be liable for loss of Goods due to inventory shortage on unexplained or mysterious disappearance of Goods, provided that Warehouse Operator shall be entitled to reimbursement for any credit or payment made to Customer for lost Goods that are subsequently located.

(e)     Warehouse Operator shall not be liable for any loss or damage to Goods unless Customer gives written notice to Warehouse Operator of any claim within sixty (60) days after (i) release of the Goods by Warehouse Operator or (ii) Customer is notified by Warehouse Operator that loss or damage to part or all of the Goods has occurred. No lawsuit or other action may be maintained by Customer against Warehouse Operator for loss or damage to the Goods unless a timely written claim has been given by Customer as provided in the previous sentence and unless such lawsuit or other action is commenced no later than the earlier of: (x) nine (9) months after the date of delivery of the Goods to Customer or its nominee by Warehouse Operator or (y) nine (9) months after Customer is notified by Warehouse Operator that loss or damage to part or all of the Goods has occurred.

(f)      IN NO EVENT SHALL WAREHOUSE OPERATOR’S LIABILITY UNDER THIS SECTION 9 EXCEED THE LANDED COST OF THE LOST OR DAMAGED GOODS. THE REMEDIES SET FORTH IN THIS SECTION 9 SHALL BE CUSTOMER’S SOLE AND EXCLUSIVE REMEDY AND WAREHOUSE OPERATOR’S ENTIRE LIABILITY FOR ANY BREACH OF WAREHOUSE OPERATOR’S OBLIGATIONS SET FORTH IN THIS SECTION 9.

10.    Limitation of Liability. IN NO EVENT SHALL WAREHOUSE OPERATOR BE RESPONSIBLE OR LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR SPECIAL DAMAGES OF ANY TYPE OR NATURE WHATSOEVER AND HOWEVER ARISING, INCLUDING, WITHOUT LIMITATION, EXEMPLARY, OR PUNITIVE DAMAGES, LOST PROFITS OR REVENUES, OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY CUSTOMER OR COULD HAVE BEEN REASONABLY FORESEEN BY ANY PERSON OR ENTITY, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. IN NO EVENT SHALL WAREHOUSE OPERATOR’S AGGREGATE LIABILITY UNDER THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, WAREHOUSE OPERATOR S LIABILITY UNDER SECTION 9 OF THIS AGREEMENT, EXCEED THE TOTAL OF THE AMOUNTS PAID TO WAREHOUSE OPERATOR FOR THE SERVICES RENDERED HEREUNDER.

In the case of loss or damage to Goods for which Warehouse Operator is not liable, Customer shall be responsible for all charges incurred in removing and disposing of such Goods.

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11.    Insurance.

(a)     Warehouse Operator does not represent or warrant that the Warehouse or the contents of the Warehouse cannot be destroyed by fire or any other cause. Warehouse Operator will not be required to maintain a watchman, and Customer acknowledges that Warehouse Operator’s failure to do so will not result in liability under Section 9 of this Agreement or constitute negligence under this Agreement or otherwise. Goods are not insured by Warehouse Operator for the benefit of Customer against fire or another casualty.

(b)     During the term of this Agreement, Customer shall, at its own expense, maintain and carry contents insurance in full force and effect against fire or other casualty to the Goods with financially sound and reputable insurers. Upon Warehouse Operator’s request, Customer shall provide Warehouse Operator with a certificate of insurance from Customer’s insurer evidencing the insurance coverage specified in this Agreement. Customer shall provide Warehouse Operator with fifteen (15) days’ advance written notice in the event of a cancellation or material change in Customer’s insurance policy. Except where prohibited by law, Customer shall require its insurer to waive all rights of subrogation against Warehouse Operator’s insurers and Warehouse Operator

12.     Indemnity. Customer shall indemnify, defend, and hold harmless Warehouse Operator and its officers, managers, employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including undercharges, rail demurrage, truck/intermodal detention or related charges and attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party arising out of or resulting from any claim of a third party or Warehouse Operator arising out of of occurring in connection with or from Customer’s negligence, willful misconduct or breach of this Agreement (each a “Warehouse Claim”). Customer shall not enter into any settlement of a Warehouse Claim without Warehouse Operator’s or Indemnified Party’s prior written consent. The provisions of this Section 12 shall survive the expiration or termination of this Agreement.

13.     Term and Termination.

(a)     The initial term of this Agreement shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date, and shall thereafter automatically renew for additional one year periods ending on the next subsequent anniversary of the Effective Date, in each case unless earlier terminated in accordance with this Section 13. Either Warehouse Operator or Customer may terminate this Agreement as of the third anniversary of the Effective Date, or any subsequent anniversary of the Effective Date during any one year renewal period, by providing written notice to the other Party at least one hundred twenty (120) days prior to such third anniversary date or subsequent anniversary date, as applicable.

(b)     In addition to any remedies that may be provided under this Agreement, Warehouse Operator may terminate this Agreement with immediate effect upon written notice to Customer if: (i) Customer fails to pay any amount when due under this Agreement and such failure continues for thirty (30) days after Customer’s receipt of written notice of nonpayment; (ii) Customer has not otherwise performed or complied with its obligations under any of the provisions contained in this Agreement, in whole or in part, and such failure continues for thirty (30) days after Customer’s receipt of written notice thereof; (iii) Customer becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors; or (iv) the Goods are a hazard to other property within the Warehouse or to the Warehouse itself or to persons as a result of the quality or condition of the Goods of which Warehouse Operator had no notice at the time of deposit.

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(c)     In addition to any remedies that may be provided under this Agreement, Customer may terminate this Agreement with immediate effect upon written notice to Warehouse Operator if: (i) Warehouse Operator fails to provide the Services set forth herein and such failure continues for thirty (30) days after Warehouse Operator’s receipt of written notice of such failure; (iii) Warehouse Operator has not otherwise performed or complied with its obligations under any or the provisions contained in this Agreement, in whole or in part, and such failure continues for thirty (30) days after Warehouse Operator’s receipt of written notice thereof; or (iii) Warehouse Operator becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.

(d)     If this Agreement is terminated for any reason, Customer shall promptly arrange the removal of all Goods from the Warehouse, subject to payment of all outstanding fees and charges due hereunder. If Customer does not promptly remove such Goods, Warehouse Operator may, with at least thirty (30) days of advance written notice to Customer, without liability remove the Goods and sell the Goods at public or private sale without advertisement and with or without notification to all persons known to claim an interest in the Goods (to the last known place of business of the person to be notified) in the manner provided by law. If Warehouse Operator, after a reasonable effort, is unable to sell the Goods, it may dispose of them without liability in any lawful manner.

14.     Waiver. No waiver by Warehouse Operator or Customer of any of the provisions of this Agreement is effective unless explicitly set forth in writing and signed by Warehouse Operator or Customer, as may be the case. No failure by Warehouse Operator or by Customer to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement operates, or may be construed, as a waiver thereof. No single or partial exercise by Warehouse Operator or Customer, as may be the case, of any right, remedy, power or privilege hereunder precludes any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.     Force Majeure. Warehouse Operator shall not be liable or responsible to Customer nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of Warehouse Operator including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, pandemic, epidemic, lockouts, strikes or other labor disputes (whether or not relating to either Party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage.

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If Warehouse Operator has been unable to remove/deliver the Goods due to any reason specified in this Section 15, such Goods shall be subject to storage charges until such Goods are actually removed/delivered.

16.     Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of these terms. Notwithstanding the foregoing, all limitations upon, and exceptions and defenses to, liability granted to Warehouse Operator shall be automatically extended to all parent, subsidiary and affiliated entities and all subcontractors of Warehouse Operator and the owners, directors, officers, employees and agents of each of the foregoing.

17.     Choice of Law and Forum. All matters arising out of or relating to this Agreement are governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of New Jersey. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the federal courts of the United States of America located in the State of New Jersey or the courts of the State of New Jersey located in Middlesex County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

18.     Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address(es) set forth below (or to such other address(es) that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid) or email (with a copy sent by one of the foregoing means unless receipt of such email is confirmed or acknowledge by the receiving Party). Except as otherwise provided in this Agreement, a notice is effective only (a) or receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Warehouse Operator:	[***]

Maison Thomas
Notice to Customer:
Attention:
email:

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19.       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any specific situation or jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other situation or jurisdiction.

20.       Amendments. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

21.       Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise. Notwithstanding the previous sentence, the Parties intend that Customer’s rights under Section 9 are Customer’s exclusive remedies for the events specified therein.

22.       Assignment. Neither Warehouse Operator nor Customer shall assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Warehouse Operator or Customer, as the case may be; provided, however, that Warehouse Operator may assign its rights and obligations under this Agreement, in whole or in part, to (a) any affiliate of Warehouse Operator provided that such assignment shall not relieve Warehouse Operator of its obligations hereunder, (b) any direct or indirect purchaser of all or substantially all of the assets of Warehouse Operator or (c) any lender to Warehouse Operator as security for borrowings, in each case without the consent of Customer. Any purported assignment or delegation in violation of this Section 22 shall be null and void. No assignment or delegation shall relieve Customer of any of its obligations hereunder.

23.       Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

24.       Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement Notwithstanding anything to the contrary in Section 18, a signed copy of this Agreement delivered by facsimile or email or other means of electronic transmission shall be given the same legal effect as delivery of an original signed copy of this Agreement.

25.       Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business trust, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and no Party shall have authority to contract for or bind the other Parties in any manner whatsoever.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WAREHOUSE OPERATOR:

Name:	[***]
Title:	VP of Sales & Engagement

CUSTOMER:
Maison Thomas

By:	/s/ ERIN K. GREEN
Name:	ERIN K. GREEN
Title:	COO

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